Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of September 12, 2010, is entered into by and between Unigene Laboratories, Inc., a Delaware corporation (the “Company”), and Gregory T. Mayes (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires to employ the Executive and to enter into this Agreement embodying the terms of such employment; and

WHEREAS, the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement.  The Company hereby employs the Executive as its Vice President, Corporate Affairs and General Counsel, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2. Term of Employment.  The Company shall employ Employee full time effective October 4, 2010 (“Effective Date”), until such time as the employment is terminated pursuant to Section 9, 10, 11 or 12 of this Agreement (the “Term”).

3. Duties.  During the Term of this Agreement, the Executive shall serve as the Company’s Vice President, Corporate Affairs and General Counsel and shall have such duties and responsibilities as are set forth in the Company’s Bylaws and such other responsibilities as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company (the “Board of Directors”).  The Executive shall use his best efforts to perform, and shall act in good faith in performing, all duties required to be performed by him under this Agreement.

4. Availability.  During the Term of this Agreement, the Executive shall not be engaged in any other business activity, with or without compensation, that would interfere with the performance of his duties to the Company without the express written approval of the Board of Directors, except that, without such written approval, the Executive may engage in a reasonable level of professional activities such as are typical for individuals of a comparable professional stature provided such activities do not provide any compensation to Executive.

5. Business Expenses.  The Company shall reimburse the Executive promptly (but in no event by later than the last day of the year following the year in which the underlying expense was incurred), upon prompt presentation by the Executive of itemized vouchers, for all ordinary and necessary business expenses incurred by the Executive in the performance of his duties hereunder.

6. Compensation.  As compensation for the services to be rendered hereunder, the Company agrees as follows:

(a) during the Term of this Agreement, to pay the Executive an initial annual salary of $265,000 (“Base Salary”), payable in accordance with the Company’s payroll procedures.  The Company may review the Base Salary on an annual basis and may adjust the Base Salary by such amount as the Company, in its sole discretion, shall deem appropriate.  The term “Base Salary” as used in this Agreement shall refer to the Base Salary as it may be so adjusted.

(b) subject to approval by the Company’s Board of Directors, as of the Effective Date, to grant the Executive options to purchase 600,000 shares of the Company’s common stock (the “Common Stock”), exercisable at the closing price per share on the Effective Date.  The options to be granted under this Section 6(b) will be evidenced by the Company’s standard form of stock option agreement, except that one-third of the options granted under this Section 6(b) will vest upon the one-year anniversary of the Effective Date provided that Executive remains continuously employed by Company from the Effective Date through the one-year anniversary of the Effective Date, one-third of the options granted under this Section 6(b) will vest upon the two-year anniversary of the Effective Date provided that Executive remains continuously employed by Company from the Effective Date through the two-year anniversary of the Effective Date, and one-third of the options granted under this Section 6(b) will vest upon the three-year anniversary of the Effective Date provided that Executive remains continuously employed by Company from the Effective Date through the three-year anniversary of the Effective Date;

(c) to permit Executive to participate in the Company’s regular bonus program;

(d) to permit Executive to participate in such employee benefit plans as are made available by the Company to its employees generally.  The Executive acknowledges that salary and all other compensation payable under this Agreement shall be subject to withholding for income and other applicable taxes to the extent required by law.

7. Ownership of Intellectual Property.  All rights, title and interest of every kind and nature whatsoever in and to discoveries, inventions, improvements, patents (and applications therefor), copyrights, ideas, know-how, notes, creations, properties and all other proprietary rights arising from, or in any way related to, the Executive’s employment hereunder shall become and remain the exclusive property of the Company, and the Executive shall have no interest therein.  Executive agrees that during the Term of this Agreement and thereafter, at Company’s request and expense, Executive will assist Company or its designee to vest Company with such full and exclusive right, title and interest.

8. Trade Secrets and Confidential Information.  The Executive covenants and agrees with the Company that he will not, during the Term of this Agreement or thereafter, disclose to anyone (except to the extent reasonably necessary for the Executive to perform his duties hereunder or as may be required by law) any confidential information concerning the business or affairs of the Company (or of any affiliate or subsidiary of the Company), including but not limited to lists of customers, business plans, financial or cost information, and confidential scientific and clinical information (whether of the Company or entrusted to the Company by a third party under a confidentiality agreement or understanding), which the Executive shall have acquired in the course of, or incident to, the performance of his duties pursuant to the terms of this Agreement or pursuant to his prior employment by or relationship with the Company (or any affiliate or subsidiary of the Company).  Executive recognizes that he may in the course of his employment obtain confidential information or trade secrets of the Company that may not be protected by the Rules of Professional Conduct or the attorney-client privilege.  Nothing in this Section shall restrict the Executive’s ability to practice law or to expand the confidential nature of information obtained by Executive in the course of performing legal functions beyond the scope of the Rules of Professional Conduct. In the event of a breach or threatened breach by the Executive of the provisions of this Section 8, the Company, without being required to post a bond, shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such information or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed or is threatened to be disclosed.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Executive. Nothing herein shall be construed as prohibiting the Executive from disclosing to anyone any information which is, or which becomes, available to the public (other than by reason of a violation of this Section 8) or which is a matter of general business knowledge or experience.  Where disclosure of such confidential information is required by law, Executive agrees to use his best efforts to notify, consult, and cooperate with Company prior to such disclosure.  Company’s obligations to make any payments or confer any benefit under this Agreement, other than to pay for compensation and benefits accrued but unpaid, will automatically and immediately terminate in the event that the Executive breaches any of his obligations under this Section.

9. Termination For Cause.  The Company may terminate the employment of the Executive for cause in the event that the Company determines that any of the following events have occurred or presently exist:  (1) any failure on the part of Executive to faithfully and professionally carry out Executive’s duties, including failure to meet or achieve annual and long-term goals set by the Company, or to comply with any other material provision of this Agreement; (2) Executive’s dishonesty or disloyalty, which includes without limitation any misuse or misappropriation of Company’s assets, or other willful misconduct, which includes without limitation any conduct on the part of Executive intended to or likely to injure the business of Company; (3) Executive’s conviction for any felony or other crime involving moral turpitude as determined solely by Company, whether or not relating to Executive’s employment; (4) Executive’s insobriety or use of drugs, chemicals, or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise affecting the ability of Executive to perform the same; (5) Executive’s failure to comply with a lawful written direction of Company after being notified that such failure will result in Termination for Cause; or (6) any wanton or willful dereliction of duties by Executive.  If the employment of the Executive under this Agreement is terminated under this Section 9, the Company shall be relieved of all further obligations under this Agreement, except for the payment of accrued salary and reimbursement under Section 5 for reimbursable expenses incurred prior to termination. Notwithstanding such termination of employment, the Executive shall continue to be bound by the provisions in Sections 7, 8, and 13.

10. Termination Without Cause by the Company or for Good Reason by the Executive.  The Company may terminate the employment of the Executive for any reason other than “cause” (as defined in Section 9) at any time, subject to compliance with this Section 10.

(a) In the event the Executive’s employment is terminated by the Company for any reason other than cause, except as otherwise provided in Section 11 or Section 12 of this Agreement, or is terminated by the Executive for Good Cause (as defined below) the Executive shall be entitled to: (a) a severance payment equal to four (4) months of Executive’s Base Salary, which severance payment will be paid in accordance with the Company’s regular payroll cycle as such may be amended from time to time, (b) payment of the applicable premiums for coverage of Executive and his family under the Company’s health plans for a period of four (4) months following the termination of employment, provided that Executive timely and properly elects continuation coverage under the aforementioned plans pursuant to the provisions of COBRA and remains eligible for such coverage, and (c) immediate vesting of one-third of the stock options described in Section 6(b) and such stock options that are vested pursuant to this Section 10(a) will be exercisable by Executive until the earlier of (i) three (3) years following the date of Executive’s termination of employment or (ii) ten (10) years following the grant date of such stock options. The benefits provided in this section, to which Executive would not otherwise be entitled, are contingent and conditioned upon Executive’s execution and the effectiveness of a general release of all claims against the Company and all related entities or persons, in a form satisfactory to Company, within sixty (60) days of the termination of Executive’s employment.  This severance benefit will commence on the sixty first (61st) day following the Executive’s termination of employment pursuant to this section.

(b) For the purpose of this Agreement, “Good Reason” shall mean, without Executive’s permission, (i) Company’s failure to continue to employ Executive in an executive position, (ii) a material diminution of Executive’s salary and benefits in the aggregate, or (iii) a relocation of Executive’s regular work location of more than seventy-five (75) miles from Executive’s regular work location immediately prior to the relocation.  Notwithstanding the foregoing, Executive shall not be entitled to terminate his employment for Good Reason unless he has notified Company in writing, within thirty (30) days of the event giving rise to the Good Reason, of his intent to terminate his employment for Good Reason and the Company fails to cure such Good Reason within sixty (60) days of receiving such written notice and such termination occurs within one hundred (100) days of the event giving rise to the Good Reason.

(c) Termination of employment under this Section 10 shall not terminate the Executive’s obligations under Sections 7, 8, or 13.

11. Termination Due to Change in Control.  In the event the Executive’s employment is terminated by the Company within six (6) months following a Change in Control for any reason other than cause, except as otherwise provided in Section 12 of this Agreement, the Executive shall, in lieu of any benefits provided under Section 10 of this Agreement, be entitled to: (a) a severance payment equal to four (4) months of Executive’s Base Salary, which severance payment will be paid in accordance with the Company’s regular payroll cycle as such may be amended from time to time, (b) payment of the applicable premiums for coverage of Executive and his family under the Company’s health plans for a period of four (4) months following the termination of employment, provided that Executive timely and properly elects continuation coverage under the aforementioned plans pursuant to the provisions of COBRA and remains eligible for such coverage, and (c) immediate vesting of one-third of the stock options described in Section 6(b) and such stock options that are vested pursuant to this Section 11 will be exercisable by Executive until the earlier of (i) three (3) years following the date of Executive’s termination of employment or (ii) ten (10) years following the grant date of such stock options.  The benefits provided in this section, to which Executive would not otherwise be entitled, are contingent and conditioned upon Executive’s execution and the effectiveness of a general release of all claims against the Company and all related entities or persons, in a form satisfactory to Company, within sixty (60) days of the termination of Executive’s employment.  This severance benefit will commence on the sixty first (61st) day following the Executive’s termination of employment pursuant to this section.

(a) For the purpose of this Agreement, a “Change in Control” shall have occurred if:

(1) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) acquires beneficial ownership (within the meaning of Rule l3d-3 promulgated under the Exchange Act) of more than 50% of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); provided, however, that any acquisition by the Company, by any employee benefit plan (or related trust) of the Company, or by any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Common Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Common Stock and Voting Securities, as the case may be, shall not constitute a Change of Control;

(2) individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual becoming a director subsequent to the Effective Date whose election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in settlement of an actual or threatened election contest relating to the election of the directors of the Company; or

(3) the stockholders of the Company approve (A) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the persons who were the respective beneficial owners of the Common Stock and the Voting Securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation or (B) a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

12. Voluntary Resignation; Disability; Death.

(a) The Executive may voluntarily terminate the Executive’s employment with the Company by providing the Company with sixty (60) days advance written notice of the Executive’s resignation.  In the case of Executive’s resignation pursuant to this Section, the Company will pay the Executive all compensation and benefits accrued but unpaid up to the date of termination, but the Executive will be entitled to no additional compensation or benefits.  At the Company’s sole option, the Company may choose to relieve the Executive of the Executive’s duties for some or all of the sixty (60) day notice period provided for in this Section, in which case the Company will continue to pay/provide the Executive’s regular compensation and benefits during the notice period.  Should the Company choose to relieve the Executive of the Executive’s duties during the sixty (60) day notice period, the Executive will not be entitled to payments or benefits provided in Section 10.  Termination of employment under this Section shall not terminate the Executive’s obligations under Sections 7, 8, or 13.

(b) Disability.  If the Executive becomes disabled such that the Executive is unable to perform the essential functions of the Executive’s position for more than one hundred eighty (180) days (whether consecutive or not) in any twelve (12) month period, the Company has the right to terminate the Executive’s employment without further liability upon notice to the Executive.  In the case of a termination for Disability, the Company will pay the Executive all compensation and benefits accrued but unpaid up to the date of termination. The Executive will be entitled to no additional compensation or benefits from the Company except as set forth in this Section 12(b) and except for any benefits that may be available pursuant to any group benefit plan or policy in effect at the Company.  Termination of employment under this Section shall not terminate the Executive’s obligations under Sections 7, 8, or 13.

(c) Death.  In the event of the death of the Executive, this Agreement automatically terminates, and any obligation to continue to pay compensation and benefits ceases as of the date of the Executive’s death.  The Executive’s estate will be entitled to no additional compensation or benefits from the Company except as set forth in this Section 12(c) and except for any benefits that may be available pursuant to any group benefit plan or policy in effect at the Company.

13. Non-Disparagement.  While the Executive is employed by the Company and thereafter, neither Executive, nor any person acting on behalf of Executive, shall disparage or cause to be disparaged in any forum or through any medium of communication, whether directly or indirectly, Company or any of its directors, officers, managers, or employees in any forum or through any medium of communication.

14. Return of Company Property.  In the event of the termination of Executive’s employment with Company for any reason, Executive agrees to immediately return to Company, and not retain, all of its property, including documents, data, and equipment (and any copies thereof) of any nature and in whatever medium.

15. Cooperation Following Termination.                                                                Executive agrees that, following termination of his employment for any reason, he will cooperate fully with Company in all matters relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other employees or other persons as Company may designate.  Executive further agrees that following termination of his employment he will cooperate fully with Company as to any and all claims, controversies, disputes, or complaints of which he has any knowledge or that may relate to him or his employment with Company, unless he is an adverse party or potentially an adverse party.  Such cooperation includes but is not limited to providing Company with all information known to him related to such claims, controversies, disputes, or complaints and appearing and giving testimony in any forum.

16. Compliance with Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no portion of the severance payments under Section 10 or 11 will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b) Further, if upon Executive’s separation from service, Executive is a “specified employee” (within the meaning of Code Section 409A and the regulations thereunder) of Company, and if any severance payments under this Agreement would be subject to excise tax under Code Section 409A because such payments are made within the 6-month period commencing upon the Executive’s separation from service, then such payments shall be delayed until the first payroll cycle following six (6) months after such separation from service and paid in lump sum at such time.  Each applicable severance payment hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) The foregoing provisions are intended to comply with, or be exempt from, the requirements of Code Section 409A so that no portion of the severance payments will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Executive and the Company agree to work together in good faith to consider amendments to the Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.  In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

17. Capacity.  The Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, firm, corporation, association or other entity that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair in any way the performance by him of his obligations hereunder.

18. Waiver.  No act, delay, omission or course of dealing on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as, or be construed as, a waiver thereof or otherwise prejudice such party’s rights, powers and remedies under this Agreement.

19. Governing Law.  This Agreement shall be interpreted and construed under the laws of the State of New Jersey without regard to principles of conflicts of law.

20. Arbitration.  The Executive agrees to submit to binding arbitration all claims arising out of his employment with the Company and/or this Agreement, including all claims under federal law (including but not limited to Title VII of the Civil Rights Act of 1964 as amended) as well as all claims under state law (including but not limited to claims under the New Jersey Law Against Discrimination and New Jersey Conscientious Employee Protection Act).  This arbitration shall take place in New Jersey, under the then prevailing rules of the American Arbitration Association.  Notwithstanding anything to the contrary, claims under Section 8 of this Agreement need not be submitted to arbitration and may be filed in any court of competent jurisdiction in New Jersey.

21. Assignability.  The rights and obligations contained herein shall be binding on and inure to the benefit of the successors and assigns of the Company.  The Company, but not Executive, may assign its rights or obligations under this Agreement.

22. Completeness.  This Agreement sets forth all, and is intended by each party to be an integration of all, of the promises, agreements and understandings between the parties hereto with respect to the subject matter hereof.

23. Modification.  This Agreement may not be modified, altered, or amended except by a writing signed by all parties.

24. Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one agreement binding on the parties hereto.

25. Severability.  Each provision of this Agreement shall be considered severable and if for any reason any provision that is not essential to the effectuation of the basic purpose of the Agreement is determined to be invalid or contrary to any existing or future law, such provision shall be deemed to be omitted from this Agreement and such invalidity shall not impair the operation of or affect those provisions of this Agreement that are valid.

26. Headings.  Headings contained in this Agreement are inserted for reference and convenience only and in no way define, limit, extend or describe the scope of this Agreement or the meaning or construction of any of the provisions hereof.

27. Survival of Terms.  If this Agreement is terminated for any reason, the provisions of Sections 7, 8, and 13 shall survive, and the Executive and the Company, as the case may be, shall continue to be bound by the terms thereof to the extent provided therein.

IN WITNESS WHEREOF, the parties hereto have freely and voluntarily executed this Agreement on the day and year first above written.

UNIGENE LABORATORIES, INC.

/s/ Gregory T. Mayes	By:	/s/ Ashleigh Palmer
Gregory T. Mayes		Ashleigh Palmer
Chief Executive Officer

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